Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-275151
Issuer Free Writing Prospectus dated November 1, 2023
CUSIP #: 63743HFL1
ISIN#: US63743HFL15

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings*:	A2 / A- / A (Moody’s / S&P / Fitch)

Principal Amount:	$300,000,000

Security Type:	Senior Unsecured

Interest Rate Basis:	Floating rate based on Compounded SOFR, calculated and reset quarterly

Spread:	+70 basis points

Issue Price:	100% of Principal Amount

Trade Date:	November 1, 2023

Original Issue Date:	November 7, 2023 (T+4)

Maturity Date:	May 7, 2025

Interest Payment Dates:	Each February 7, May 7, August 7 and November 7, commencing February 7, 2024

Interest Payment Date Convention:	Modified Following Business Day, Adjusted

Day Count:	Actual/360

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Optional Redemption:	None

Basis:	As Principal

Agent:	Mizuho Securities USA LLC

Form of Note:	Book-Entry
(Book-Entry or Certificated)

Denominations:	$2,000 x $1,000

Other Terms:	None

___________________________

* Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefor on or about November 7, 2023 which is the fourth trading day following the date hereof (such settlement cycle being referred to as T+4). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing or the next succeeding business day may be affected by the T+4 settlement. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own legal advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Mizuho Securities USA LLC by calling toll-free at 1-866-271-7403.
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